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              PENTON MEDIA FILES FORM 10-K AND CORRECTS PREVIOUSLY
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            ANNOUNCED BASIC AND DILUTED EARNINGS PER SHARE FOR 2003
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CLEVELAND, OH - March 30, 2004 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, announced today it filed its 2003 Form 10-K with the Securities and Exchange Commission. The filing includes a correction to information in the Company's February 27, 2004 press release regarding 2003 financial results. The filing includes an increase in the previously announced net loss applicable to common stockholders amount from $95.2 million to $96.7 million and basic and diluted earnings per share amounts from a net loss applicable to common stockholders per share of $2.86 to $2.91. The increased loss reflects the decrease in the conversion price of the preferred stock every 90 days after the initial event of non-compliance rather than every quarter. The correction had no impact on the Company's previously announced net loss.


ABOUT PENTON MEDIA

Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking in nature and that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. Penton does not undertake any obligation to publicly update or revise any forward-looking statements that arise after the date of this release, whether as a result of new information, future events or otherwise. Please refer to Penton's most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of risks and other factors that could cause actual results to differ materially from those contained in this press release.

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